Exhibit 99.1

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Julie Leber	Damon Elder
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Strategic Storage Growth Trust, Inc. Acquires 840-Unit Self Storage Facility in Nantucket, Mass.

Facility includes 17 climate-controlled wine storage units used for famed Nantucket Wine & Food Festival

Nantucket, Mass. – (Aug. 23, 2017) – Strategic Storage Growth Trust, Inc. (“SSGT”), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today its purchase of an 840-unit self storage facility in Nantucket, Massachusetts.

“The acquisition of this stabilized property strengthens the balance sheet of Strategic Storage Growth Trust, allowing the REIT to expand its development pipeline and acquire additional properties with certificates of occupancy,” said H. Michael Schwartz, chairman and chief executive officer.

Located at 6 Sun Island Road, the 93,000-square-foot facility was constructed in 2002 on 1.7 acres of land. The property was approximately 91 percent occupied at the time of acquisition.

Chief investment officer Wayne Johnson added, “This is the premier self storage facility on Nantucket Island, with many safety features and 17 climate-controlled wine storage units that serve the renowned Nantucket Wine & Food Festival, which draws attendees and participants from throughout New England and across the nation each year.”

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 21 operating self storage facilities located in 10 states comprising approximately 13,700 self storage units and approximately 1.6 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rentable square feet of storage space once completed, and one development property in Asheville, North Carolina which will be comprised of approximately 650 self storage units and 72,000 net rentable square feet of storage space once completed.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. SmartStop has a managed portfolio that currently includes approximately 68,000 self storage units, 7.9 million net rentable square feet and approximately $1.3 billion of real estate assets under management. SmartStop is the asset manager for 108 self storage facilities located throughout the United States and Toronto, Canada and two student housing facilities. SmartStop is the sponsor of

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Strategic Storage Trust II, Inc., SSGT and Strategic Storage Trust IV, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSGT’s annual report. This is neither an offer nor a solicitation to purchase securities.

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